Exhibit 99.1

IFF Reports First Quarter 2011 Results

Reported & Local Currency Sales Increased 9%

Reported Operating Profit Up 28%, Adjusted Operating Profit Grew 22%

Reported EPS Grew 29%, Adjusted EPS Increased 21%

NEW YORK--(BUSINESS WIRE)--May 10, 2011--International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, today reported first quarter 2011 revenue of $714 million, nine percent higher than the prior year period. Revenue in local currency also increased nine percent as foreign currency had a limited impact on results in the quarter. Reported earnings per share (EPS) increased 29 percent to $1.03 compared to $0.80 for the first quarter 2010. Excluding an expense of $0.05 per share in the first quarter 2010 related to restructuring efforts in Europe, adjusted EPS for the quarter increased 21 percent to $1.03 versus $0.85 in the prior year quarter.

“We are pleased with our excellent start to 2011, especially given that we are comparing to a very strong year-ago performance of double-digit growth,” said Doug Tough, Chairman and Chief Executive Officer. “Our top-line performance was once again driven by double-digit growth in the emerging markets. In the developed markets, strong demand for our innovative products, such as healthier and more natural offerings, drove high single-digit growth. This strong top-line performance provided operational leverage that when combined with our continued focus on cost discipline drove a double-digit increase in operating profit.”

Mr. Tough continued, “While our first quarter performance was strong, our initial local currency sales levels have shown some pressure as we enter the second quarter, in light of challenging year-over-year comparisons. Nonetheless, we are optimistic that our performance in the first quarter, coupled with the opportunities we see throughout the remainder of the year, give us the confidence to achieve our long-term targets of four to six percent local currency sales growth, seven to nine percent operating profit growth and 10 percent plus EPS growth for the full year 2011.”

FIRST QUARTER 2011

Flavor Business Unit

Local currency sales in the first quarter increased 12 percent over the prior year period as double-digit growth in the Beverage, Savory and Confectionery categories drove strong results. Overall performance was once again driven by net new business wins and increased volumes with existing customers. In North America and Europe, Africa and the Middle East (EAME), double-digit growth in Beverage and Savory were the primary contributors to mid-teen growth. Results in Greater Asia remained strong, as double-digit trends in Beverage and Dairy continued into the first quarter. In Latin America, solid growth was achieved as Confectionery and Dairy each grew double-digits.

Operating profit was very strong, increasing 28 percent, or $17 million, to $79 million in the first quarter. This increase can mainly be attributed to accelerated sales growth and continued cost discipline that more than offset the developing input cost environment. As a result, operating profit margin improved 280 bps to 23.3 percent versus 20.5 percent in the prior year period.

Fragrance Business Unit

Local currency sales in the first quarter increased seven percent against a very strong comparable in the prior year period. Emerging market performance continued to grow double-digits as new business wins across all categories drove results. Double-digit growth in Fine Fragrance and Beauty Care were realized for the fifth consecutive quarter as new business wins continued to drive results. Functional Fragrance results were solid as new business wins and a strong performance in Home Care more than offset volume erosion on existing business. Fragrance Ingredients growth was solid as price initiatives drove results.

Operating profit increased by $13 million to $69 million in the first quarter, including a $5 million expense related to restructuring efforts in Europe in the first quarter 2010. Excluding this item, adjusted operating profit grew 13 percent, or $8 million. As a result, adjusted operating profit margin for the quarter increased 110 bps to 18.3 percent, as volume growth, higher pricing, the benefits from the previously announced European facilities rationalization, continued internal cost initiatives, and favorable mix more than offset the developing input cost environment.

Sales performance by region and product category follows:

		First Quarter 2011 versus First Quarter 2010
		Fine & Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total

North America	Reported	-7%	1%	7%	1%	17%	9%

EAME	Reported	19%	-3%	-2%	5%	13%	8%
	Local Currency	22%	0%	1%	8%	15%	11%

Latin America	Reported	26%	0%	-1%	9%	6%	8%
	Local Currency	23%	-1%	-1%	9%	4%	7%

Greater Asia	Reported	8%	16%	2%	11%	12%	12%
	Local Currency	7%	14%	0%	9%	7%	8%

Total	Reported	13%	3%	2%	6%	13%	9%
	Local Currency	14%	4%	3%	7%	12%	9%

First Quarter 2011 Highlights

  Gross profit, as a percentage of sales, was 41.6 percent compared with 41.3 percent in the prior year period. This increase was attributable to strong sales growth and margin improvement initiatives that more than offset higher input costs.
  Research, Selling and Administrative (RSA) expenses, as a percentage of sales, decreased 160 bps year-over-year to 23.0 percent reflecting strong operating leverage and lower incentive compensation accruals that were offset by business reinvestments to support future growth.
  Operating profit increased $29 million to $133 million, including a $5 million expense related to restructuring efforts in Europe in the prior year period. Excluding this item, adjusted operating profit grew $24 million, as accelerated sales growth and continued cost discipline drove results. Adjusted operating profit margin increased 190 bps to 18.7 percent versus 16.8 percent in the year-ago period.
  Interest expense in the first quarter declined $1 million year-over-year reflecting higher capitalized interest and lower levels of outstanding debt.
  The effective tax rate in the quarter was 27.3 percent compared to 28.4 percent in the comparable period last year. The year-over-year decrease reflects lower repatriation costs.

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products and packaged goods. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionery and food products. The Company leverages its competitive advantages of brand understanding and consumer insight, combined with its focus on R&D and innovation, to provide customers with differentiated product offerings. A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 33 countries worldwide. For more information, please visit our website at www.iff.com.

Audio Webcast

An audio webcast to discuss the Company's first quarter 2011 financial results, and second quarter and full year 2011 outlook will be held today, May 10, 2011, at 10:00 a.m. EDT. Interested parties can access the webcast and accompanying slide presentation on the Company's website at www.iff.com under the Investor Relations section. For those unable to listen to the live broadcast, a replay will be available on the Company's website approximately one hour after the event and will remain available on the IFF website for one year.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

Statements in this quarterly release, which are not historical facts or information, are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current assumptions, estimates and expectations. Certain of such forward-looking information may be identified by such terms as “expect”, “anticipate”, “believe”, “outlook”, “guidance”, “may” and similar terms or variations thereof. All information concerning future revenues, tax rates or benefits, interest and other savings, earnings and other future financial results or financial position such as our ability to satisfy our cash requirements, constitutes forward-looking information. Such forward-looking statements involve significant risks, uncertainties and other factors. Actual results of the Company may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others the following: general economic and business conditions in the Company’s markets, including economic and recessionary pressures; energy and commodity prices; decline in consumer confidence and spending; the impact of currency fluctuation or devaluation in the Company’s principal foreign markets and the impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies; political uncertainties; fluctuating interest rates; volatility of the capital and credit markets and any adverse impact on our cost of and access to capital and credit; fluctuations in the price, quality and availability of raw materials; the Company’s ability to implement its business strategy, including the achievement of anticipated pricing initiatives, cost savings, profitability, growth and financial targets; the outcome of uncertainties related to litigation; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Any public statements or disclosures by IFF following this release that modify or impact any of the forward-looking statements contained in or accompanying this release will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this release.

Certain other factors which may impact our financial results or which may cause actual results to differ from such forward-looking statements are also discussed in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the IFF website at www.iff.com under “Investor Relations”. You are urged to carefully consider all such factors.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data) (Unaudited)

	Three Months Ended
	March 31,

	2011	2010	% Change

Net sales	$714,271	$653,909	9
Cost of goods sold	416,811	383,702	9
Gross margin	297,460	270,207	10
Research and development	57,456	52,631	9
Selling and administrative	106,619	108,009	(1)
Restructuring and other charges	28	4,988
Interest expense	11,680	12,736
Other expense, net	6,056	2,762
Pretax income	115,621	89,081	30
Income taxes	31,578	25,292	25
Net income	$84,043	$63,789	32

Earnings per share - basic	$1.04	$0.80
Earnings per share - diluted	$1.03	$0.80

Average shares outstanding
Basic	80,049	78,767	2
Diluted	81,150	79,692	2

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

	March 31,	December 31,
	2011	2010
Cash & cash equivalents	$111,970	$131,332
Receivables	520,078	451,804
Inventories	559,550	531,675
Other current assets	196,021	210,384
Total current assets	1,387,619	1,325,195

Property, plant and equipment, net	551,082	538,118
Goodwill and other intangibles, net	712,899	714,416
Other assets	294,946	294,726
Total assets	$2,946,546	$2,872,455

Bank borrowings and overdrafts, and
current portion of long-term debt	$185,108	$133,899
Other current liabilities	448,864	527,052
Total current liabilities	633,972	660,951

Long-term debt	786,980	787,668
Non-current liabilities	422,748	420,681

Shareholders' equity	1,102,846	1,003,155
Total liabilities and shareholders' equity	$2,946,546	$2,872,455

International Flavors & Fragrances Inc. Consolidated Statement of Cash Flows (Amounts in thousands) (Unaudited)

	March 31,	March 31,
	2011	2010
Cash flows from operating activities:

Net income	$84,043	$63,789
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	17,962	20,032
Deferred income taxes	17,915	(5,169)
Gain on disposal of assets	(807)	(623)
Equity based compensation	6,329	5,461
Changes in assets and liabilities
Current receivables	(55,564)	(29,292)
Inventories	(11,933)	(6,056)
Current payables	(93,103)	(13,707)
Changes in other assets/liabilities	214	(2,043)
Net cash (used in) provided by operations	(34,944)	32,392

Cash flows from investing activities:

Additions to property, plant and equipment	(19,375)	(12,950)
Purchase of investments	(217)	(1,856)
Proceeds from disposal of assets	144	64
Net cash used in investing activities	(19,448)	(14,742)

Cash flows from financing activities:
Cash dividends paid to shareholders	(21,657)	(19,786)
Net change in bank borrowings and overdrafts	51,572	5,351
Proceeds from issuance of stock under stock plans	3,479	7,372
Excess tax benefits on share-based payments	816	-
Net cash provided by (used in) financing activities	34,210	(7,063)
Effect of exchange rates changes on cash and cash equivalents	820	(904)
Net change in cash and cash equivalents	(19,362)	9,683
Cash and cash equivalents at beginning of year	131,332	80,135
Cash and cash equivalents at end of period	$111,970	$89,818

International Flavors & Fragrances Inc. Business Unit Performance (Amounts in thousands) (Unaudited)
	Three Months Ended
	March 31,
	2011	2010
Net Sales
Flavors	$338,587	$300,169
Fragrances	375,684	353,740
Consolidated	714,271	653,909

Operating Profit
Flavors	78,954	61,577
Fragrances	68,676	56,015
Global Expenses	(14,273)	(13,013)
Consolidated	133,357	104,579

Interest Expense	(11,680)	(12,736)
Other expense, net	(6,056)	(2,762)
Income before taxes	$115,621	$89,081

International Flavors & Fragrances Inc. Reconciliation of Income (Amounts in thousands) (Unaudited)

The following information and schedule provides reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedule is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	First Quarter 2011
	Items Impacting Comparability
	Reported (GAAP)	Restructuring Charges		Adjusted (Non-GAAP)

Net Sales	$714,271	-
Cost of goods sold	416,811	-
Gross Profit	297,460	-
Research and development	57,456	-
Selling and administrative	106,619	-
RSA Expense	164,075	-
Restructuring and other charges	28	28	(a)	-
Operating Profit	133,357	28		133,385
Interest expense	11,680	-
Other expense, net	6,056	-
Pretax income	115,621	28		115,649
Income taxes	31,578	5		31,573
Net income	84,043	33		84,076

Earnings per share - diluted	$1.03	$0.00		$1.03

(a) Entirely related to the Fragrance European facilities rationalization

	First Quarter 2010
	Items Impacting Comparability
	Reported (GAAP)	Restructuring Charges		Adjusted (Non-GAAP)

Net Sales	$653,909	-
Cost of goods sold	383,702	-
Gross Profit	270,207	-
Research and development	52,631	-
Selling and administrative	108,009	-
RSA Expense	160,640	-
Restructuring and other charges	4,988	4,988	(a)	-
Operating Profit	104,579	4,988		109,567
Interest expense	12,736	-
Other expense, net	2,762	-
Pretax income	89,081	4,988		94,069
Income taxes	25,292	(580)		25,872
Net income	63,789	4,408		68,197

Earnings per share - diluted	$0.80	$0.05		$0.85

(a) Entirely related to the Fragrance European facilities rationalization

CONTACT:
International Flavors & Fragrances Inc.
Investor Relations:
Michael DeVeau, 212-708-7164